Exhibit 99.1

Contact:

Suzanne Barton

Director, Investor Relations

(801) 584-1138

sbarton@myriad.com

FOR IMMEDIATE RELEASE 11/03/09, 4:05 PM ET

MYRIAD GENETICS REPORTS FIRST QUARTER

FISCAL 2010 FINANCIAL RESULTS

– Revenue Grows 22%; Net Income Rises 111% Compared to Prior Year –

Salt Lake City, November 3, 2009 – Myriad Genetics, Inc. (NASDAQ: MYGN) today reported financial results for its fiscal first quarter ended September 30, 2009.

Molecular diagnostic revenue increased 22% to $85.1 million in the fiscal first quarter ended September 30, 2009, compared with $70.0 million in the same period last year. While the weak economic environment continued to restrain overall revenue growth compared to the prior year, the Company has begun to see stronger demand return for its products during the latter half of September and continuing through October as a result of its ongoing increased sales and marketing efforts. In particular, our direct-to-consumer marketing campaigns that were initiated in late August are performing well and are beginning to show results.

Operating income grew 27% to $29.7 million, compared with $23.4 million for the same period last year. Net income more than doubled to $30.4 million, or $0.31 per diluted share, compared with $14.5 million, or $0.15 per diluted share, in the first fiscal quarter of the prior year, which included a loss of $10.1 million from discontinued operations of the Company’s former research and drug development businesses.

“While our revenues during the first fiscal quarter continued to be affected by the weakened economy, we are still comfortable with the First Call consensus revenue and earnings per share projections for fiscal 2010,” said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “Supporting our confidence is the recent uptick in sample flow in October and positive signs that our DTC campaigns are beginning to produce results.”

Gross profit for the fiscal first quarter was $74.1 million, or 87% of molecular diagnostic revenue, compared with $60.2 million, or 86% of molecular diagnostic revenue last year. The growth in gross margin primarily reflected technology improvements and efficiency gains in the operation of the Company’s molecular diagnostics laboratory.

Research and development expense was $5.7 million compared with $4.4 million for the same period last year, a 30% increase, reflecting primarily an increased investment in the Company’s product pipeline and new product development. Selling, general and administrative expense was $38.7 million compared with $32.4 million in the prior year and $36.0 million in the prior quarter. The 19% increase over the same period last year was due primarily to costs associated with the Company’s 22% revenue growth. The 7% increase over the prior quarter resulted primarily from a $4.2 million increase in sales and marketing expenses to expand the Company’s women’s healthcare sales force, accelerate its Midwest direct-to-consumer marketing campaign, renew its South direct-to-consumer marketing campaign and expand its Ob/Gyn Speakers Program.

At September 30, 2009, the Company had approximately $417.0 million in cash, cash equivalents and marketable investment securities, compared with $392.2 million at June 30, 2009. This cash increase reflects the Company’s strong cash generating capability from operating activities which contributed over $23 million last quarter. The Company has no debt and no convertible securities.

Conference Call and Webcast

A conference call with Company management to discuss these results and recent events will be held today, November 3, 2009, at 4:30 p.m. Eastern Time. The dial-in number for domestic callers is (800) 785-6380. International callers may dial (212) 231-2906. All callers will be asked to reference reservation number 21438735. An archived replay of the call will be available for seven days by dialing (800) 633-8625 or (402) 977-9141, and entering the reservation number above. The conference call will be audiocast over the Web and can be accessed at www.myriad.com.

About Myriad Genetics

Myriad Genetics, Inc. is a leading healthcare company focused on developing and marketing novel molecular diagnostic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, and OnDose are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s observations during the latter half of September and continuing through October of this year of stronger demand for its products as a result of ongoing increased sales and marketing efforts; the ongoing performance and show of results from our direct-to-consumer marketing campaigns; the future impact of the weak economic environment on revenue growth; the Company’s continued comfort with the First Call consensus revenue and earnings per share projections for fiscal 2010; the Company’s observations of increased sample flow for its products in October of this year and positive signs that our DTC campaigns are beginning to produce results; and the Company’s strong cash generating capability from operating activities. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic products may decline or will not continue to increase at historical rates; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic products; the risk that licenses to the technology underlying our molecular diagnostic products and any future products are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with manufacturing our products or operating our laboratory testing facilities; risks related to public concern over our products; risks related to regulatory developments or enforcement in the United States and foreign countries and changes in the structure of healthcare payment systems; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; the risk that we or our licensors may be unable to protect the proprietary technologies underlying our products; the risk of patent-infringement claims or challenges of our patents; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2009, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

– Financial Charts Follow –

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
(in thousands, except per share amounts)	Sep. 30, 2009	Sep. 30, 2008
Molecular diagnostic revenue	$85,122	$69,965

Costs and expenses:
Molecular diagnostic cost of revenue	11,062	9,790
Research and development expense	5,676	4,375
Selling, general, and administrative expense	38,672	32,411

Total costs and expenses	55,410	46,576

Operating income	29,712	23,389

Other income (expense):
Interest income	1,913	3,434
Other	(215)	(2,005)

Total other income	1,698	1,429
Income from continuing operations before income taxes	31,410	24,818

Income tax provision	968	287

Income from continuing operations	30,442	24,531

Discontinued operations
Earnings (loss) from discontinued operations	0	(10,077)

Net income	$30,442	$14,454

Earnings (loss) per basic share
Continuing operations	$0.32	$0.27
Discontinued operations	0.00	(0.11)

Earnings per basic share	$0.32	$0.16

Earnings (loss) per diluted share
Continuing operations	$0.31	$0.25
Discontinued operations	0.00	(0.10)

Earnings per diluted share	$0.31	$0.15

Weighted average shares outstanding
Basic	95,970	90,796
Diluted	99,492	96,618

Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)	Sep. 30, 2009	Jun. 30, 2009
Cash, cash equivalents, and marketable investment securities	$416,999	$392,225
Trade receivables, net	43,736	44,617
Other receivables	1,075	655
Prepaid expenses	7,911	3,993
Equipment and leasehold improvements, net	22,214	22,623
Other assets	2,194	2,275

Total assets	$494,129	$466,388

Accounts payable and accrued liabilities	$20,993	$32,169
Stockholders’ equity	473,136	434,219

Total liabilities and stockholders’ equity	$494,129	$466,388